Exhibit 10.1

LETTER OF INTENT TOWARD A GLOBAL SETTLEMENT

BETWEEN CASCADE DIVIDE ENTERPRISES INC. AND TELIPHONE CORP.

This document provides the status of confidential business discussions between Cascade Divide Enterprises, Inc. (“CDE”) and TeliPhone Corp. with respect to TeliPhone’s or TeliPhone-Navigata Westel’s proposed acquisition of Next Layer, Inc. (“Next Layer”) through a Share Purchase Agreement (the “Proposed Transaction”). For convenience, except where otherwise specified, TeliPhone Corp and TeliPhone Navigata-Westel are referred to collectively as “TNW.” More specifically, this document establishes the essential business terms agreed to by the parties, as evidenced by its execution by the parties’ executives and key shareholders. As such, the essential business terms provide the basis for the parties to finalize, in good faith, the essential legal documents necessary to effect the Proposed Transaction, each party bearing its own costs respecting same. Without limitation, the parties agree to explore accomplishing the Proposed Transaction by way of:

i.	TNW’s purchase of all outstanding shares of CDE including the shares of Next Layer but excluding, among other things:

(a)	the shares of all other subsidiaries of CDE; and

(b)	the 3.5 Spectrum and tower assets; or

ii.	TNW’s purchase of all outstanding shares of Next Layer.

For avoidance of doubt, the parties understand that notwithstanding their agreement on the following terms, the Proposed Transaction might not be finally consummated, in which case, the reconciliations concerning Next Layer customer payments will continue as if uninterrupted.

The essential proposed business terms are as follows:

1.	To target a formal closing date for the Proposed Transaction of April 30, 2013. TNW shall have no rights or interest in any of the Next Layer or CDE assets until consummation of the formal closing.

2.	As of March 28, 2013:
i.	to put on hold and abeyance of any ongoing weekly reconciliations between the parties respecting the Next Layer business;
ii.	as between TNW and Next Layer:
(a)	TNW will issue no new invoices or pursue collection of any existing invoices or a security deposit;
(b)	Next Layer will issue no invoices or demands for credit of overpayments to TNW;
iii.	each party will account for, and retain, customer receipts received by it;

iv.

the status quo shall prevail on the current invoicing situation (i.e. both parties shall continue to invoice and collect for the customers for whom they are currently doing so) and for greater certainty, TNW shall only invoice the “Blakes” list (as more particularly set out in the February 28, 2013 letter) of 22 customer accounts (for which it retained billing in March).

v.	neither party will interfere with or otherwise circumvent the other party’s invoicing and collection activities.

In the event the Proposed Transaction is not completed on or before April 30, 2013, and subject to the parties’ mutual written agreement to extend the proposed closing date, all reconciliations will date back to the most recent reconciliation (as if uninterrupted) and the parties will not be guided by Sections 2(i), (ii), (iii) and (iv) above.

3.

Subject to each party complying with Section 2 above (including the matters relating to reconciliations and invoicing), the parties will put on hold all other issues that have arisen between CDE and TNW until April 30, 2013, except as otherwise required by existing Court Orders.

4.

Upon execution of the Letter of Intent, until April 30, 2013, TNW and CDE will work cooperatively respecting Next Layer customer-facing matters with the mutual goal of preserving and enhancing the Next Layer customer base. More specifically, each of the parties will appoint a single point of contact (“POC”) for the other party to communicate with concerning Next Layer customer issues. TNW will not make direct contact with a Next Layer customer without the CDE POC’s prior approval. Both parties will promptly inform the other party’s POC of all Next Layer customer requests concerning moves, adds, disconnects or other changes to existing service orders. Notwithstanding any actions by TNW in support of the Next Layer customer prior to closing, all customers shall remain Next Layer assets.

From the date of execution of this Letter of Intent up until April 30, 2013:

i.	the Next Layer business shall continue to be operated in the ordinary course; and
ii.	none of the senior officers, directors or shareholders of Next Layer or CDE (or any related parties thereto) shall receive any amounts out of the ordinary course of business.

5.

CDE shall sell to TNW all of the issued and outstanding shares of Next Layer (or all of the issued and outstanding shares of CDE as contemplated by the introductory paragraph) in consideration of an overall purchase price of $7.75M, which shall include:

i.	all Next Layer fixed assets (as represented in existing documentation);
ii.	all Next Layer accounts receivable; and
iii.	all Next Layer Customers (unless otherwise specified below).

6.	The Proposed Transaction shall specifically exclude:
i.	all cash accounts (and all cash contained therein) of Next Layer, CDE and all subsidiaries of CDE; and
ii.	On Call Wireless customers that were transferred to Next Layer for billing and invoicing purposes, as identified by billing account number.
iii.	the shares of all subsidiaries of CDE with the exception of the shares of Next Layer;
iv.	the 3.5 Spectrum and tower assets; and v. all receivables of CDE (i.e., DPJJ note);
vi.	pending projects relating to DataHive, FiberFortress, Lethbridge and Data Centres Canada; and
vii.	all claims under any insurance policies.

7.

In light of TNW’s extensive knowledge of the Next Layer operations, the Proposed Transaction shall be on an “as is, where is” basis with no representations or warranties, excepting that the purchased shares are validly issued and capable of transfer by the sellers.

8.

All information disclosed or generated during the course of the parties’ discussions with respect to the Proposed Transaction shall be treated as confidential, shall be on a without prejudice basis and neither party shall be deemed to be providing any representations and warranties respecting such information.

9.	At closing, TNW shall deliver, to the reasonable satisfaction of CDE:
i.	all security required by the original APA;
ii.

a first ranking GSA on all present and future assets of TNW (and all related parties thereto) (including, without limitation, all purchased assets) together with guarantees from all related parties of TNW (including, without limitation, any companies purchased pursuant to the terms of this Letter of Intent and including, without limitation, Benoit Laliberte and any family trusts to which he or any person or any entity he does not deal at arm’s length is beneficiary) for all obligations arising under the original APA;

iii.

first ranking GSA on all present and future assets of TNW (and all related parties thereto) (including without limitation, all purchased assets) together with guarantees from all related parties of TNW (including, without limitation, any companies purchased pursuant to the terms of this Letter of Intent and including, without limitation, Benoit Laliberte and any family trusts to which he or any person or any entity he does not deal at arm’s length is beneficiary) for all obligations arising under the transactions contemplated by this Letter of Intent;

iv.

the CDE/NL shares (registered in the name of TNW) will be pledged in favour of the sellers and held in lawyer “s trust until all obligations under this Letter of Intent and the original APA have been satisfied in full.

v.

all securities in the capital of Teliphone Corp. held by Benoit Laliberte of TNW or any person or any entity with whom he does not deal at arm’s length (including without limitation any family trusts to which he or any person or any entity he does not deal at arm’s length is beneficiary) shall be pledged as security for the obligations arising under the original APA and the obligations arising under the transactions contemplated by this Letter of Intent;

vi.

all security contemplated by this Section 9 shall be “cross-defaulted” and all obligations arising under the original APA and the obligations arising under the transactions contemplated by this Letter of Intent shall immediately be accelerated upon the occurrence of any event of default.

vii.	TNW covenants that the Next Layer business will be maintained as a separate subsidiary, subject to sellers’ prior written consent to any modifying transaction.
viii.

additional customary financial covenants shall be contained in the security and definitive documents which shall include events of default, monthly financial reporting, as well as limitations on any amounts paid to any senior officers or directors of TNW or any person or any entity with whom they do not deal at arm’s length (including family trusts referred to above); and

ix.	that payment of HST (and all penalties and interest related thereto) referenced in Section 1(d) Justice Fitzpatrick’s Order of February 1, 2013 have been paid in full.

10.	The purchase price for the Proposed Transaction as well as the portion of the purchase price remaining under the original APA shall be paid as follows:
i.	At closing $200,000 (est. April 30);
ii.	45 days after closing $200,000 (June 15);
iii.	90 days after closing $200,000 (July 31);
iv.	Each month thereafter on the last day of the month for a period of 20 months TNW will pay to CDE $125,000;
v.	Dec 15, 2013: $500,000;
vi.	June 15, 2014: $500,000;
vii.	Dec 15, 2014: $1,000,000;

viii.	Mar 31, 2015: $4,650,000;
ix.	Dec 15, 2015: $1,000,000;
x.	Dec 15, 2016: $1,000,000;
xi.	Dec 15, 2017: $1,000,000; and
xii.

Any cash raised by TNW to fund Next Layer operations or funding of any nature secured by the Next Layer operations or assets (excepting equipment financing or mortgage financing) shall be contributed at 50% to accelerate the balloon payment in viii above.

11.

Interest on all unpaid balances shall be 6.5%, annually which may be paid in cash or shares of Teliphone Corp. provided that such shares are freely tradeable and issued in accordance with all securities laws. The default rate of interest shall be 18% on the entire unpaid balance in the event a payment is more than five (5) days past due and such payment shall be made in cash.

12.

The closing of the Proposed Transaction is subject to the following items, understanding that “Verification,” as used herein, means the right of TNW to conduct commercially reasonable due diligence as to the identified items, and does not indicate a representation, warranty or other guarantee by sellers:

i.	Verification of total combined (as recorded by Next Layer and as recorded by TNW) reported Next Layer accounts receivable (must be a minimum of $600,000);
ii.	Verification of Next Layer and CDE accounts payable;
iii.	Verification of TNW current accounts payable; and
iv.	Verification of current customer contracts and billings.

13.

All liabilities of CDE and Next Layer to be expressly assumed by TNW and the Guarantors (as defined in the APA). Sellers must be satisfied as to the amount and nature of payables of TNW resulting from the original APA and Sellers shall be entitled to require delivery of a release for all such assumed liabilities from the counterparty thereto.

14.

All parties shall discontinue all claims (including claims for indemnity) against one another with the exception of those claims relating to TNW’s assumption of liabilities under the original APA. Each of the parties shall release all present and future claims against all officers and directors of all parties for any acts arising prior to closing. Definitive agreement will include an accelerated dispute resolution procedure.

15.	TNW will indemnify the CDE and Next Layer officers and directors in respect of all third party claims.

16.

Kamloops building project, and all associated liabilities, including, without limitation, Tier 5, the building owners, Matt DeFouw and Perigee, will be expressly assumed by TNW and the seller (and all related parties thereto) shall be entitled to a release in respect of such liabilities from the counterparty thereto.

17.

No public announcement or other disclosure of the Proposed Transaction shall be made until the parties agree on the timing, form and substance of such announcement. If a public announcement or other disclosure is required to be made by law and the parties are unable to agree on its timing, form and substance, then whichever party has the legal obligation to make such an announcement or disclosure may do so only to the extent required to comply with such law.

This letter does not, and is not intended to, obligate the parties to complete the Proposed Transaction. Binding obligations to complete the Proposed Transaction will result only from the execution and delivery of a share purchase agreement on terms acceptable to the parties in their sole and unfettered discretion. For greater certainty Sections 8 and 17 are intended by the parties to constitute legally binding obligations. The binding terms of this Letter of Intent shall be governed by the laws of Ontario.

This Letter of Intent may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document. Transmission by facsimile or email of an executed counterpart of this Letter of Intent shall be deemed to constitute due and sufficient delivery of such counterpart.

If you accept the terms of this Letter of Intent letter please sign a copy of this letter in the space provided below and return same by 5:00 p.m. on April 13th, 2013, failing which this Letter of Intent shall automatically become null and void.

PER Cascade Divide Enterprises, Inc.

Date:

John Warta, Chairman

PER Jim Griffiths, Shareholder Cascade Divide Enterprises, Inc.

Date:

Jim Griffiths

PER Peter Legault, Shareholder Cascade Divide Enterprises, Inc.

Date:

Peter Legault

PER John Warta, Shareholder Cascade Divide Enterprises, Inc.

Date:

John Warta

PER Jeffrey Mayhook, Shareholder Cascade Divide Enterprises, Inc.

Date:

Jeffrey Mayhook

PER Teliphone Corp.

Date:

Benoit Laliberte, CEO & President